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As filed with the Securities and Exchange Commission on November 4, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tanning Technology Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1381662 (I.R.S. Employer Identification Number)
4600 South Syracuse St. Suite 300 Denver, Colorado 80237 (Address of registrant's principal executive offices)

TANNING TECHNOLOGY CORPORATION 2002 STOCK OPTION PLAN
(Full title of the plans)

Katherine L. Scherping
Chief Financial Officer
Tanning Technology Corporation
4600 South Syracuse St., Suite 300
Denver, Colorado 80237
(303) 220-9944
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share	7,459,154 shares	$7.454524(2)	$55,604,443(2)	$13,289.46

Common Stock, par value $.01 per share	5,351,091 shares	$0.59(3)	$3,157,144(3)	$754.56

Total Registration fee				$0.00(4)

(1)
The number of shares of common stock, par value $.01 per share ("Common Stock"), stated above consists of the aggregate number of shares that may be sold upon exercise of options that have been or will be granted under the option plan listed above (the "Plan"). The maximum number of shares that may be sold upon exercise of options granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the outstanding options under the Plan on October 29, 2002.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on October 29, 2002.

(4)
The amount of the total registration fee hereunder has been offset by a total of $27,746.98, comprised of $19,404.84 and $8,342.14 previously paid in connection with Tanning Technology Corporation's Registration Statements on Form S-8 filed on July 23, 1999 (file number 333-83531) and July 29, 1999 (file number 333-83987), respectively.

PART I

EXPLANATORY NOTE

        This Form S-8 Registration Statement relates to 12,810,245 shares of Common Stock that may be issued upon the exercise of options granted under our 2002 Stock Option Plan.

        The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act. Such document(s) are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents constitute (when taken together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

        References to "we", "us" or "the Company" shall mean Tanning Technology Corporation, a Delaware corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning us can also be inspected at the offices of the Nasdaq Stock Market's National Market, 33 Whitehall Street, New York, NY 10004.

        The SEC allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference the following documents listed below:

  (a)
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (filing date February 25, 2002), file number 000-26795, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

  (b)
  All other reports we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001.

  (c)
  The description of the Common Stock, contained in our registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

        All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Kristen D. Nehrke, Esq., Corporate Counsel for the Company, will pass upon the validity of the issuance of the shares of Common Stock. Ms. Nehrke has been granted options to purchase 58,000 shares of Common Stock, approximately 45,210 of which are vested on the date of this filing.

Item 6. Indemnification of Directors and Officers

        Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Our bylaws and our certificate of incorporation require us to indemnify to the fullest extent authorized by the Delaware Corporation Law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We are also able to grant indemnification to our other employees or agents. The amended and restated certificate of incorporation and bylaws also require us to advance expenses, as incurred, to our directors, officers and other agents and employees in connection with a legal proceeding, to the fullest extent permitted by the Delaware Corporation Law, subject to certain limited exceptions. The amended and restated certificate of incorporation and bylaws also permit us to enter into indemnification agreements with our directors and officers and to obtain director and officer liability insurance.

        As permitted by Section 102(b)(7) of the Delaware Corporation Law, our certificate of incorporation eliminates the liability of a director to the Company or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the Company or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

        The foregoing statements are subject to the detailed provisions of Section 145 and 102 of the Delaware Corporation Law and our certificate of incorporation and bylaws.

        We have entered into indemnification agreements with our directors and officers. These agreements provide that we will indemnify such directors and officers for any amounts paid in settlement or incurred by, or assessed against, such directors and officers arising in connection with the service of such directors and officers to the fullest extent permitted by Delaware law.

        We have obtained primary and excess insurance policies insuring our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers. Additionally, Mr. Mahan, as an employee of AEA Investors Inc., is covered by an excess coverage insurance policy maintained by AEA Investors Inc. against certain liabilities they may incur in his capacity as a director of the Company in excess of the coverage provided by our director and officer insurance policies.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9. Undertakings

        The Company hereby undertakes:

          (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)  That, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on November 4, 2002.

Tanning Technology Corporation
/s/ KATHERINE L. SCHERPING By: Katherine L. Scherping Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LARRY G. TANNING* Larry G. Tanning	Chairman of the Board	November 4, 2002
/s/ GREGORY A. CONLEY* Gregory A. Conley	Director, Chief Executive Officer, President and Chief Operating Officer	November 4, 2002
/s/ HENRY F. SKELSEY* Henry F. Skelsey	Vice Chairman of the Board	November 4, 2002
/s/ FREDERICK H. FOGEL* Frederick H. Fogel	Director	November 4, 2002
/s/ DAN J. HESSER* Dan J. Hesser	Director	November 4, 2002
/s/ CHRISTOPHER MAHAN* Christopher Mahan	Director	November 4, 2002
/s/ JOSEPH ROEBUCK* Joseph Roebuck	Director	November 4, 2002

* Pursuant to Powers of Attorney dated as of October 17, 2002.

Index to Exhibits

Exhibit No.	Description of Exhibit
4.1
Form of Amended and Restated Certificate of Incorporation of the Company previously filed as Exhibit 3.1 to the Company's Registration Statement No. 333-78657 on Form S-1, and incorporated herein by reference
4.2	Form of Amended and Restated By-Laws of the Company previously filed as Exhibit 3.2 to the Company's Registration Statement No. 333-78657 on Form S-1, and incorporated herein by reference
4.3	Form of Tanning Technology Corporation 2002 Stock Option Plan previously filed as Annex A to the Company's Definitive Proxy Statement No. 000-26795, and incorporated herein by reference
5.1*	Opinion of Kristen D. Nehrke, Esq., Corporate Counsel, regarding the legality of shares of Common Stock covered by the Registration Statement
23.1	Consent of Kristen D. Nehrke, Esq., Corporate Counsel (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP (independent public accountants)
24.1*	Power of Attorney

*
Filed herewith.

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PART I
PART II
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
Index to Exhibits